Exhibit 23.4

LETTER OF CONSENT

I, Robert Carter, P. Eng., refer to the Registration Statement on Form S-8 of HudBay Minerals Inc. (the “Company”) pertaining to the Company’s Third Amended and Restated Long Term Equity Plan filed with the Securities and Exchange Commission (including all exhibits, the “Registration Statement”).

I consent to the incorporation by reference into the Registration Statement on Form S-8 of the appearance of my name in the Company’s Annual Report on Form 40-F, dated on March 31, 2016 (File No. 001-34244).

Yours very truly,

/s/ Robert Carter
Robert Carter, P. Eng.

Dated: July 29, 2016